Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

 We have issued our report dated June 29, 2010, including the restatement disclosure in Note 8 to the financial statements and except for the (i) the “Revenue Recognition” and “Concentration of Credit Risk and Significant Customers” disclosure in Note 2, (ii) Note 6 and (iii) Note 8, as to which the date is February 22, 2011 with respect to the financial statements included in the Annual Report of US Dataworks, Inc. on Form 10-K/A (Amendment No. 2) for the year ended March 31, 2010 and as to the effects of the restatement discussed in Note 8. We hereby consent to the incorporation by reference of said reports in all currently effective Registration Statements of US Dataworks, Inc. on Forms S-3, S-4 and S-8, including without limitation, the US Dataworks, Inc. Registration Statements on Form S-8 (File Nos. 333-117740, 117731, 102840, 102842 and 130986) and the US Dataworks, Inc. Registration Statements on Form S-3 (File Nos. 333-126984, 333-121951,333-116134, 333-114307, 333-132379 and 333-163216).

/s/ Ham, Langston & Brezina, LLP
Houston, Texas
July 13, 2011